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                                                                   EXHIBIT 10-8B


                         RETIREMENT PLAN FOR DIRECTORS

   1. Purpose. The purpose of the Retirement Plan for Directors (the "Plan") of General Dynamics Corporation (the "Corporation") is to assist the Corporation in attracting and retaining as directors individuals of superior talent, ability, and achievement.

   2. Eligible Director. An "eligible director" shall be anyone who has not been an employee of the Corporation and who has served as a director of the Corporation for at least five years or, if less than five years, retires at the age that is established by the Board of Directors as the mandatory retirement age for directors. However, a director who has been both an outside director and an employee for different periods of time prior to April 1, 1993, shall also be an "eligible director."

   3.  Entitlement.  An eligible director who retires

   (a) at the age that is established by the Board of Directors as the mandatory retirement age for directors, or

   (b)  at an age expressly approved by the Board, or

   (c) because of death, or sickness or disability that ends his or her active business career,

   shall be entitled to receive a retirement benefit under this Plan.

   4. Benefits. An eligible director who retires on or after May 1, 1993, as provided in Section 3 above shall be paid by the Corporation an annual benefit equal to the average of the income consisting of the retainer and fees received as a director for the three highest years. Benefits will be paid quarterly in advance commencing with the first calendar quarter following entitlement. For an eligible director who retired during the period March 1, 1986, to April 30, 1993, the benefits paid shall be as provided in the Plan as it was in effect during that period. No payments shall be made until an individual reaches at least age 62.

   An eligible director will receive benefits for the life of the director or ten years, whichever period is longer. However, if a director had been an outside Board member for more than ten years, the period of payment would be the longer of the term of life or the number of years of outside Board membership.

   An eligible director may elect to have any unpaid portion of the guaranteed payments paid to his/her spouse or estate. An eligible director may elect to take the benefit as a lump sum payment if a lump sum payment is elected by no later than the last day of the year prior to the year of retirement.

   If no election is made, a lump sum payment will be made to the estate of the director.

   5. Miscellaneous. The Plan may be amended or terminated by the Board of Directors at any time, provided that no amendment or termination shall adversely affect the right to retirement benefits of any director who retired prior to the date of the amendment or termination.

   6. Effective Date. The effective date of the Plan shall be March 1, 1986, as amended May 5, 1993. The Plan shall apply to eligible directors who are retired or who retire after that date.